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                                                                  Exhibit  99(i)

                                The JPM Company
            Announces the Acquisition of Antrum Interface 725 Ltd.
                           For $16.5 Million in Cash


For Immediate Release: June 8, 1998

Lewisburg, PA, June 8, 1998, The JPM Company (NASDAQ/NMS:JPMX) today announced it had completed the acquisition of Antrum Interface 725 Ltd., a privately-held manufacturer of cable assemblies and wire harnesses based in Toronto, Ontario, Canada.

Under the terms of the agreement, JPM paid US $16.5 million and will pay up to an additional US $4.5 million through an earn-out formula based on Antrum's earnings growth through September 30, 2000. Charles McDonald, Antrum's owner, will become Vice-President of The JPM Company with responsibility for JPM's Canadian operations.

Antrum has manufacturing facilities in Toronto and in Calgary, Alberta, Canada, and currently has approximately 210 employees. Revenues for its fiscal year ending May 31, 1997 were CDN $19,461,000 (US $13,700,000). Unaudited revenues through the 8 months ended January 31, 1998 were CDN $19,526,000 (US $13,746,000). The acquisition is expected to be non-dilutive to JPM shareholders.

John Mathias, Chairman and Chief Executive Officer of The JPM Company said, "This transaction is another important component of our strategy to be the global supplier of choice for our customer base that requires products and services on an international basis. With this acquisition, JPM has added to its presence as a supplier to the rapidly growing wireless communications market, added manufacturing capacity in the Canadian market and technical expertise to allow for easier transfer of the manufacturing processes for these products to Brazil and the wireless markets elsewhere in the world."

Mathias continued, "We are extremely happy to welcome Charles McDonald and the employees of his very successful company as part of JPM. Together we look forward to the competitive advantages that we will bring to the marketplace."

The JPM Company is a leading independent manufacturer of cable assemblies and wire harnesses for original equipment manufacturers in the computer, networking and telecommunications sectors of the electronics industry. JPM Corporate offices are located in Lewisburg, PA, with manufacturing facilities in Lewisburg and Beaver Springs, PA, San Jose, CA, Guadalajara, Mexico, Toronto and Calgary, Canada, and Bor, Czech Republic. For further information contact: William D. Baker at 717-524-8225 or Win Neilson at 717-263-3449.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are the impact of competitive products and pricing, product demand, the presence of competitors with greater financial resources, and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties, the results of financing efforts and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings of Forms 10-K and 10-Q.